Healthtech Solutions, Inc. Announces Contract to Acquire Varian Biopharmaceuticals, A Precision Oncology Company

Initial Acquisition in the Oncology Therapeutic Space for HLTT subsidiary, Healthtech Oncology, Inc.

Varian Biopharmaceuticals is Developing a Proprietary atypical Protein Kinase C iota Inhibitor in Multiple Formulations for A Broad Range of Tumor Types

NEW YORK (March 31, 2021) -- via InvestorWire – Healthtech Solutions, Inc. (OTC: HLTT) (“HLTT” or the “Company”) today announces that it has entered into an agreement to acquire a wholly-owned subsidiary, Healthtech Oncology, Inc., which will own a 100% interest in Varian Biopharmaceuticals Inc. (“Varian Bio”), a precision oncology company developing novel therapeutics for the treatment of cancer. Varian Bio is developing a proprietary atypical protein kinase C iota (“aPKCi”) inhibitor for the treatment of various tumor types. Varian Bio’s lead drug candidate, VAR-101, is being developed in a topical formulation for the treatment of basal cell carcinoma. VAR-102, an oral formulation, is being developed for the treatment of a wide variety of solid tumors where studies have shown potent aPKCi inhibition would be impactful, including non-small cell lung cancer (NSCLC), pancreatic cancer and colorectal cancer. Both drug candidates are currently in the pre-clinical research stage of development.

Precision oncology, whereby physicians use DNA testing to look for genetic mutations of the unique tumors, holds the promise of more targeted treatment recommendations with therapies designed to fight specific tumor types. A recently published global Precision Oncology Market analysis by Reports and Data found the global precision oncology market size amounted to US$49.9 billion in 2019 and is expected to grow at a CAGR of 99% over the next eight years to reach US$99.7 billion in 2027. Varian Bio is developing a best-in-class high-potency, specific atypical protein kinase C iota (“aPKCi”) inhibitor for the treatment of various tumor types in multiple formulations. Recent scientific publications have characterized aPKCi as a bonafide oncogene whose activity may play a fundamental role in the regulation of cancer-associated transcription factors including GLI-1 and K-RAS. Additionally, Varian Bio is seeking additional precision oncology therapeutic candidates for its pipeline and exploring development collaborations.

“We believe that Healthtech Solutions brings unique capabilities and financial resources that will be critical as we progress towards the clinic with our targeted therapies,” said Jeffrey B. Davis, Varian Bio’s CEO. “Varian Bio has the support of leading oncology physicians and scientific institutions both in the US and abroad, and aPKCi is a unique protein kinase target whose inhibition could have a significant impact in a broad range of tumor types. We look forward to the opportunity to collaborate with the Healthtech Solutions team.”

HLTT’s investment in Varian is consistent with HLTT’s vision of acquiring and investing in strategic cutting-edge healthcare technological opportunities. It is also exciting for HLTT to be bringing Varian’s management board and scientific board to the HLTT structure.

About Healthtech Solutions, Inc.

Healthtech Solutions, Inc. is a reporting public company. The Board of Directors is focusing the Company’s resources into creating a platform to acquire and/or invest in cutting edge healthcare technology in the medical device biopharma and pharmaceutical fields. The goal is to bring these solutions to market.

To date, Healthtech Solutions has invested in three areas of medical technology breakthrough:

•	MediScan, Inc. which is developing a technology that converts 2D images from a portable ultrasound machine into digital 3D images to provide better diagnosis and more accurate internal trauma views. The goal is a commercial system that can data equivalent to an X-ray, MRI, or CT scan, without radiation and at a lower cost.
•	RevHeart, Inc. is advancing critical research into the treatment of COVID-related heart muscle injury.
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•	Varian Biopharmaceutical Inc., a precision oncology company, is the first acquisition of Healthtech Oncology, Inc.

Healthtech Solutions has a pipeline of additional acquisitions that is currently under due diligence.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek” or “project” or the negative of these words or other variations on these words or comparable terminology. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and the expectations expressed in forward-looking statements may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates, and assumptions, and are subject to several risks and uncertainties and other influences, over many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

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